Exhibit 10.6

PHUNWARE, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of the Closing Date for the Stellar Acquisition III, Inc., Merger Agreement (the “Effective Date”) by and between Phunware, Inc. (the “Company”), and Luan Dang (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will continue to serve as Chief Technology Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Chief Executive Officer (“CEO”) or the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote substantially all of his business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration that would impact in any material respect his ability to perform his duties and obligations hereunder.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Term of Agreement. This Agreement will have an initial term running from the Effective Date through the fourth anniversary of the Effective Date (the “Initial Term”). On the fourth anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, (a) if a Change in Control occurs when there are fewer than twenty-four (24) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twenty-four (24) months following the effective date of the Change in Control, or (b) if an initial occurrence of an act or omission by the Company constituting the grounds for “Good Reason” in accordance with Section 11(g) hereof has occurred (the “Initial Grounds”), and the expiration date of the Company cure period (as such term is used in Section 11(g)) with respect to such Initial Grounds could occur following the expiration of the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is thirty (30) days following the expiration of such cure period, but such extension of the term will only apply with respect to the Initial Grounds. If Executive becomes entitled to benefits under Section 8 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $200,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Bonus. Executive will be eligible to participate in any bonus or incentive arrangement established by the Board (or any committee of the Board) for executives of the Company generally. Any bonus earned by Executive will be paid in accordance with the Company’s standard practices, but no later than March 15 of the calendar year following the calendar year in which the bonus is earned.

(c) Stock Option. Per the approval by the Board on January 8, 2018, Executive has been granted a stock option to purchase 375,000 shares of the Company’s common stock at an exercise price equal to the fair market value of Company common stock per share on the date of grant (the “Option”). Subject to the accelerated vesting provisions set forth herein, the Option will vest as to 25% of the shares subject to the Option on the first anniversary of the vesting commencement date, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested on the fourth anniversary of the vesting commencement date, subject to Executive continuing to provide services to the Company through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the 2009 Equity Incentive Plan (the “Stock Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

(d) Equity. Executive will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board (or its compensation committee) will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time, provided that in no case will the terms of any such award deviate from the accelerated vesting provisions set forth elsewhere herein.

(e) Annual Review of Compensation. At least annually, the Board or an authorized committee of the Board will consider and review Executive’s Base Salary, annual bonus opportunity, and equity position (the “Total Compensation Opportunity”). As part of the review, the Board (or its authorized committee) will consider, as it deems appropriate, market survey data provided by an independent third party for similarly situated executives at peer or otherwise comparable companies (based on industry and other data as determined by the Board or its authorized committee). Pursuant to this review and in consultation with Executive, the Board or its authorized committee will adjust and establish in good faith Executive’s Total Compensation Opportunity. Notwithstanding the foregoing and for purposes of clarity, the portion of the Total Compensation Opportunity attributable to Executive’s annual bonus opportunity, if any, will not be guaranteed and will be subject to personal performance metrics and other criteria which Executive and the Company must achieve, as determined from time to time by the Board or its authorized committee.

5. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Vacation. The Company does not provide vacation benefits, and no vacation time or other paid time off is accrued.  Rather, the Company expects each employee, including Executive, to determine for himself, consistent with his responsibilities and working with his supervisor how much time can reasonably be spent away from the office for purposes such as personal vacation, relaxation, or personal or family needs.

7. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8. Severance.

(a) Termination without Cause or Resignation for Good Reason Outside the Change in Control Period. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and in each case, such termination occurs outside the Change in Control Period, then subject to Section 10 below Executive will receive, in addition to Executive’s salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, the following benefits from the Company:

(i) continuing payments of severance pay at a rate equal to Executive’s Base Salary rate, as then in effect, for twelve (12) months from the date of such termination in accordance with the Company’s normal payroll policies;

(ii) the immediate vesting as to 100% of each of Executive’s then outstanding Equity Awards, and with respect to Equity Awards granted on or after the Effective Date, the same vesting acceleration provisions provided in this sentence will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement; and

(iii) if Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive, Executive’s spouse and eligible dependants, as applicable, the Company will reimburse Executive for the monthly premiums under COBRA for such coverage until the earliest of (A) twelve (12) months following the effective date of such termination, or (B) the date upon which Executive begins other employment that provides for health coverage benefits. However, if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage.

(b) Termination without Cause or Resignation for Good Reason During the Change in Control Period. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and in each case, such termination occurs during the Change in Control Period, then subject to Section 10 Executive will receive, in addition to Executive’s salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, the following benefits from the Company:

(i) a lump sum severance payment equal to the amount of Base Salary, as in effect on the date of termination (but in no event less than Executive’s Base Salary in effect immediately prior to the Closing), Executive would have otherwise received had he remained employed by the Company through the twenty-four (24) month anniversary of the Change in Control;

(ii) a lump sum severance amount equal to average annualized bonus earned by Executive for the two (2) calendar years prior to the calendar year during which the Change in Control occurs, but in no event will the amount be less than Executive’s annual target bonus for the year during which the termination occurs, or if greater, Executive’s annual target bonus for the year during which the Closing occurs;

(iii) the immediate vesting as to 100% of each of Executive’s then outstanding Equity Awards, and with respect to Equity Awards granted on or after the Effective Date, the same vesting acceleration provisions provided in this sentence will apply to such Equity Awards, except to the extent provided in the applicable equity award agreement; and

(iv) if Executive timely elects continuation coverage pursuant to COBRA for Executive, Executive’s spouse and eligible dependants, as applicable, the Company will reimburse Executive for the monthly premiums under COBRA for such coverage until the earliest of (A) eighteen (18) months following the effective date of such termination, or (B) the date upon which Executive begins other employment that provides for health coverage benefits. However, if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage.

9. Change in Control Vesting Acceleration. In the event of a Change in Control that occurs while Executive remains an employee of the Company, 100% of any Equity Awards held by Executive as of the Closing will vest and become fully exercisable (to the extent applicable) as of the Closing. With respect to Equity Awards granted on or after the Effective Date, but granted prior to the Closing, the same vesting acceleration provisions provided in the prior sentence will apply to such Equity Awards, except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement.

10. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The payment of any severance set forth in Section 8 above is contingent upon Executive signing and not revoking the Company’s standard separation and release of claims agreement upon Executive’s termination of employment and such agreement becoming effective no later than sixty (60) days following Executive’s employment termination date (such deadline, the “Release Deadline”). In no event will severance payments be paid or provided until the release actually becomes effective. Any severance payments or benefits under this Agreement will be paid, or, in the case of installments, will commence, on the first regularly scheduled payroll date following the date the separation and release of claims agreement becomes effective and irrevocable, or if later, such time as required by Section 10(c). Except as required by Section 10(c), any installment payments that would have been made to Executive following his separation from service but for the preceding sentence will be paid to Executive on the first regularly scheduled payroll date following the date the separation and release of claims agreement becomes effective and irrevocable and the remaining payments will be made as provided in the Agreement.

(b) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 8 will be subject to Executive continuing to comply with the terms of his Confidential Information Agreement (as defined in Section 13).

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation that is payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Payments”) under Section 409A of the Internal Revenue Code, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” or resulting from an involuntary separation from service each as described in Section 10(c)(iv) below. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 10(c)(iii). Except as required by Section 10(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of his termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following his separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 10(c) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes herein. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein.

(v) For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(vi) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

11. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” means: (i) the final conviction of Executive of, or Executive’s plea of guilty or nolo contendere to, any felony involving moral turpitude, (iii) fraud, misappropriation or embezzlement by Executive in connection with Executive’s duties to the Company, or (iv) Executive’s willful failure or gross misconduct in the performance of his duties to the Company.

If the Company exercises its right to terminate the Executive for Cause, the Company will: (1) give the Executive written notice of termination at least twenty (20) days before the date of such termination specifying in detail the conduct constituting such Cause, and (2) deliver to the Executive a copy of a resolution duly adopted by a majority of the entire membership of the Board, excluding interested directors, after reasonable notice to Executive and an opportunity for Executive to be heard in person by members of the Board, finding that the Executive has engaged in such conduct.

(b) Change in Control. For purposes of this Agreement, “Change in Control” has the same meaning assigned to such term in the Stock Plan.

(c) Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the period beginning three (3) months prior to the Closing and ending on the twenty-four (24) month anniversary of the Closing.

(d) Closing. For purposes of this Agreement, “Closing” means the closing of the first transaction constituting a Change in Control that occurs on or following the Effective Date.

(e) Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties due to Executive’s physical or mental incapacity, as reasonably determined by the Board or its designee, for an aggregate of 180 days in any 365 consecutive day period.

(f) Equity Awards. For purposes of this Agreement, “Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other equity compensation awards granted by the Company or any successor of the Company.

(g) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within three (3) months following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) a material reduction of Executive’s authority, duties or responsibilities; (ii) a material reduction by the Company (or its successor) in Executive’s cash compensation as in effect immediately prior to such reduction; (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than twenty-five (25) miles from Executive’s then present location will not be considered a material change in geographic location, or (iv) a material breach by the Company of a material provision of this Agreement. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

12. Limitation on Payments. In the event that the severance benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 12, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 8 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Executive, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 12 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12.

13. Confidential Information. Executive confirms his continuing obligations under the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) dated as of October 4, 2016.

14. No Conflicting Obligations. Executive confirms that Executive is not under any existing obligations that may impact Executive’s eligibility to be employed by the Company or limit the manner in which Executive may be employed. Executive agrees not to bring any third-party confidential information to the Company, including that of Executive’s former employer, and that Executive will not in any way utilize any such information in performing Executive’s duties for the Company.

15. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

16. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally; (ii) one (1) day after being sent by a well established commercial overnight service; or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Phunware, Inc.

Attn: Chief Executive Officer

7800 Shoal Creek Boulevard, Suite 230-S

Austin, TX 78757

If to Executive:

at the last residential address known by the Company.

17. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

18. Integration. This Agreement, together with the Stock Plan, Option Agreement and the Confidential Information Agreement and the agreements with respect to Executive’s outstanding equity awards as of the Effective Date, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

19. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22. Governing Law. This Agreement will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).

23. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

STELLAR ACQUISITION III, INC.

By:	Date:

Title:

COMPANY:

PHUNWARE, INC.

By:	/s/ Alan Knitowski	Date:	2/6/2018
Alan Knitowski

Title:	President

EXECUTIVE:

By:	/s/ Luan Dang	Date:	2/6/2018
Luan Dang

[SIGNATURE PAGE TO DANG EMPLOYMENT AGREEMENT]